EXHIBIT 99.1

For Immediate Release

Mediacom Communications Reports Results
for First Quarter 2004

Middletown, NY – May 7, 2004 – MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported its results for the three months ended March 31, 2004.

First Quarter 2004 Financial Highlights

For the first quarter of 2004, revenues were $263.4 million, an increase of 8.5% over the comparable 2003 period. Operating income before depreciation and amortization (“OIBDA”) increased by 7.3% to $104.3 million, and operating income grew to $51.6 million from $19.0 million recorded in the prior year period. Net loss was $5.7 million, or $0.05 per share, as compared to a net loss of $33.4 million, or $0.28 per share, in the first quarter of 2003.

Unlevered free cash flow was $64.3 million, an increase of 137.2% from $27.1 million in the first quarter of 2003. Free cash flow improved to $17.2 million, as compared to negative $21.6 million for the first quarter of 2003, and free cash flow of $8.7 million in the 2003 fourth quarter. The Company defines unlevered free cash flow as OIBDA less cash taxes and capital expenditures and free cash flow as OIBDA less interest expense, net, cash taxes and capital expenditures. Please see the section of this press release entitled “Use of Non-GAAP Financial Measures” for additional information regarding OIBDA, unlevered free cash flow and free cash flow.

“Our solid performance in the first quarter puts us on target to reach our financial guidance for the full year,” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “Unlevered free cash flow more than doubled year-over-year, reflecting a margin of 24.4% of revenues, an all-time high for our Company. Equally as important, we generated free cash flow per share of $0.14 compared to negative free cash flow per share of $0.18 in the year-ago period.”

“We achieved these results despite an increasingly competitive environment, which caused a decline in video customers during the quarter. On the other hand, our emphasis on profitable customer relationships allowed the Company to grow video revenues both sequentially and year-over-year. Additionally, we were pleased with the performances of both the high-speed Internet business, which delivered another record quarter, in part as a result of our customers benefiting from the faster speeds of our Mediacom OnlineSM service, and advertising sales, which grew by 16%.”

“Our competitive strategy for the remainder of the year will continue to focus on improving the value proposition of our core products and offering new services to our customers. In the video business, we are enhancing our digital products by launching a richer, more affordable Starz package, and by expanding the availability of HDTV, VOD and DVRs in our footprint. In the data business, we are augmenting our existing suite of services by deploying a slower-speed Internet access product, allowing us to tap into the dial-up Internet market while also reducing customer churn. And to further strengthen our product bundle, we are on track with our plans to introduce VoIP telephony service in certain markets by the end of 2004.” Mr. Commisso concluded.

Reported Results

For the three months ended March 31, 2004, the Company reported total revenues of $263.4 million, an increase of 8.5% from $242.8 million recorded in the first quarter of 2003. Video revenues increased by 3.3%, to $216.2 million from $209.3 million, primarily due to basic rate increases largely associated with increases in the cost of basic programming services, partially offset by a decline in basic subscribers and digital customers. Data revenues increased by 50.4%, to $36.5 million from $24.3 million, due largely to customer growth in the Company’s high-speed Internet access service. Advertising revenues increased by 16.2%, to $10.7 million from $9.2 million, primarily as a result of bringing in-house certain markets previously managed by third parties.

OIBDA increased by 7.3% to $104.3 million from $97.2 million recorded in the first quarter of 2003. Operating income increased to $51.6 million from $19.0 million in the first quarter of 2003, due primarily to a 32.6% decrease in depreciation and amortization to $52.7 million from $78.2 million. Effective July 1, 2003, the Company changed the estimated useful lives of certain components of its cable network in conjunction with the Company’s recently completed network upgrade program. These changes reduced depreciation and amortization for the three months ended March 31, 2004 by approximately $32.1 million. The impact of these changes was partially offset by an increase in depreciation related to ongoing investments in the Company’s cable systems.

The Company reported a net loss of $5.7 million for the first quarter of 2004, as compared to a net loss of $33.4 million for the first quarter of 2003. The year-over-year change was primarily due to the increase in operating income described above, partly offset by a $7.6 million loss on derivatives during the first quarter of 2004, as compared to a loss on derivatives of $1.1 million in the first quarter of 2003.

Capital Expenditure and Cable Network Data

Capital expenditures for the three months ended March 31, 2004 were $39.8 million, a 43.1% decrease from the same period of the prior year. Upgrade/rebuild capital expenditures for the first quarter of 2004 declined by 78.4% year-over-year as Mediacom completed its network upgrade program. At March 31, 2004, Mediacom’s digital cable service was available to approximately 99% of the entire basic subscriber base, and the Company was marketing high-speed Internet service in cable systems comprising about 96% of its total homes passed. As of the same date, approximately 98% of the Company’s cable network was upgraded to 550MHz to 870MHz bandwidth capacity and 97% of its homes passed were activated with two-way communications capability.

Financial Position

At March 31, 2004, the Company had total debt outstanding of $3.037 billion, a reduction of $14 million from year-end 2003. On the same date, the Company’s unused credit facilities were $748.7 million, of which approximately $612.4 million could be borrowed and used for general corporate purposes based on the terms and conditions of its debt arrangements. As of the date of this press release, approximately 72% of the Company’s total debt is at fixed interest rates or subject to interest rate protection, and the Company’s weighted average cost of debt capital, including interest rate swap agreements, is approximately 6.3%.

Use of Non-GAAP Financial Measures

“OIBDA,” “unlevered free cash flow,” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines unlevered free cash flow as OIBDA less cash taxes and capital expenditures, and free cash flow as OIBDA less interest expense, net, cash taxes and capital expenditures.

OIBDA is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes OIBDA is useful for investors because it enables them to assess the Company’s performance in a manner similar to the method used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies. A limitation of this measure, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures.

Unlevered free cash flow and free cash flow are used by management to evaluate the Company’s ability to service its debt and to fund continued growth with internally generated funds. The Company believes unlevered free cash flow and free cash flow are useful for investors because they enable them to assess the Company’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the method used by management, and provide measures that can be used to analyze, value and compare companies in the cable television industry. The Company’s definitions of unlevered free cash flow and free cash flow eliminate the impact of quarterly working capital fluctuations, most notably from the timing of semi-annual cash interest payments on the Company’s senior notes. The only difference between the terms unlevered free cash flow and free cash flow is that unlevered free cash flow does not subtract interest expense, net. The Company’s definitions of unlevered free cash flow and free cash flow may not be comparable to similarly titled measures used by other companies.

OIBDA, unlevered free cash flow and free cash flow should not be regarded as alternatives to either operating income, net income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to unlevered free cash flow and free cash flow. Reconciliations of historical presentations of OIBDA, unlevered free cash flow and free cash flow to their most directly comparable GAAP financial measures are provided in Attachment 6.

Teleconference

The Company will hold a teleconference to discuss its first quarter 2004 results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com. Participants should go to the Investor Relations link at least 10 minutes prior to the start time to register. The teleconference will be archived on the website.

Company Description

Mediacom Communications is the nation’s 8th largest cable television company and the leading cable operator focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, high-definition television and high-speed Internet access. The Company’s cable systems pass approximately 2.77 million homes and serve about 1.53 million basic subscribers in 23 states.

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “forecasts,” or “continues” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statements include: competition in the Company’s video and high-speed Internet access businesses; the Company’s ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; increasing programming costs; changes in laws and regulations; the Company’s ability to generate sufficient cash flow to meet its debt service obligations; and the other risks and uncertainties described in the Company’s annual report on Form 10-K and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Attachments:		Contact:	Media Relations
(1)	Actual Results – Three-Month Periods		Marvin Rappaport
(2)	Consolidated Balance Sheet Data		Vice President,
(3)	Condensed Statements of Cash Flows		Government Relations
(4)	Capital Expenditure Data		(845) 695-2704
(5)	Calculation – Unlevered Free Cash Flow and Free Cash Flow		Investor Relations
(6)	Reconciliation Data – Historical		Mark E. Stephan
(7)	Summary Operating Statistics		Executive Vice President and
Chief Financial Officer
(845) 695-2640

(1) Actual Results – Three-Month Periods

The table below presents actual results for the three-month periods ended March 31, 2004 and December 31, 2003.

MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		Percent
	2004	2003	Change
Video	$216,249	$209,311	3.3%
Data	36,520	24,284	50.4
Advertising	10,670	9,180	16.2

Total revenues	$263,439	$242,775	8.5%

Service costs	102,451	94,510	8.4
SG&A expenses	51,830	47,371	9.4
Corporate expenses	4,891	3,699	32.2
Depreciation and amortization	52,703	78,166	(32.6)

Operating income	$51,564	$19,029	171.0%
Interest expense, net	(47,164)	(48,706)	3.2
Loss on derivatives, net	(7,551)	(1,092)	NM
Other expense	(2,435)	(2,397)	(1.6)

Net loss before income taxes	$(5,586)	$(33,166)	83.2%
Provision for income taxes	153	200	(23.5)

Net loss	$(5,739)	$(33,366)	82.8%

Basic and diluted income (loss) per share	$(0.05)	$(0.28)

Weighted average common shares outstanding	118,723	118,525

OIBDA(a)	$104,267	$97,195	7.3%
OIBDA margin(b)	39.6%	40.0%
Operating income margin(c)	19.6%	7.8%
Unlevered free cash flow(d)	$64,345	$27,122	137.2%
Unlevered free cash flow margin(e)	24.4%	11.2%
Free cash flow(f)	$17,181	$(21,584)	NM
Free cash flow per share(g)	0.14	(0.18)

(a)	See Attachment (6) Reconciliation Data – Historical for a reconciliation of operating income before depreciation and amortization, or OIBDA, to operating income.
(b)	Represents OIBDA as a percentage of revenues.
(c)	Represents operating income as a percentage of revenues.
(d)	Represents OIBDA less cash taxes and capital expenditures. See Attachment (6) Reconciliation Data – Historical for a reconciliation of unlevered free cash flow to net cash flows provided by operating activities.
(e)	Represents unlevered free cash flow as a percentage of revenues.
(f)	Represents unlevered free cash flow less interest expense, net. See Attachment (6) Reconciliation Data – Historical for a reconciliation of free cash flow to net cash flows provided by operating activities.
(g)	Represents free cash flow divided by weighted average common shares outstanding.

(2) Consolidated Balance Sheet Data

The table below presents the actual results as of March 31, 2004 and December 31, 2003.

MEDIACOM COMMUNICATIONS CORPORATION
Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$11,584	$25,815
Investments	1,987	2,933
Accounts receivable, net	58,617	56,706
Prepaid expenses and other assets	16,044	14,260

Total current assets	$88,232	$99,714

Property, plant and equipment, net	1,462,680	1,465,362
Intangible assets, net	2,049,663	2,050,095
Other assets, net	38,157	39,788

Total assets	$3,638,732	$3,654,959

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$231,704	$247,728
Deferred revenue	39,590	36,634
Current portion of long-term debt	21,398	12,570

Total current liabilities	$292,692	$296,932

Long-term debt, less current portion	3,015,869	3,038,922
Other non-current liabilities	50,307	33,991
Total stockholders’ equity	279,864	285,114

Total liabilities and stockholders’ equity	$3,638,732	$3,654,959

(3) Condensed Statements of Cash Flows

The table below presents the actual results for the three-month periods ended March 31, 2004 and March 31, 2003.

MEDIACOM COMMUNICATIONS CORPORATION
Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net cash flows provided by operating activities	$43,078	$28,252

CASH FLOWS USED IN INVESTING ACTIVITIES
Capital expenditures	(39,841)	(70,003)
Acquisition of cable television systems	(3,433)	—
Proceeds from sales of cable television systems	—	8,960
Other investment activities	(299)	(405)

Net cash flows used in investing activities	$(43,573)	$(61,448)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES
New borrowings	57,043	136,250
Repayment of debt	(71,268)	(115,250)
Proceeds from issuance of common stock in employee stock purchase plan	489	523
Financing costs	—	(272)

Net cash flows (used in) provided by financing activities	$(13,736)	$21,251

Net decrease in cash and cash equivalents	$(14,231)	$(11,945)
CASH AND CASH EQUIVALENTS, beginning of period	$25,815	$31,224

CASH AND CASH EQUIVALENTS, end of period	$11,584	$19,279

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$65,210	$73,766

(4) Capital Expenditure Data

MEDIACOM COMMUNICATIONS CORPORATION
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Customer premise equipment	$11,111	$27,464
Scalable infrastructure	12,505	6,519
Line extensions	6,336	3,690
Upgrade/Rebuild	3,687	17,072
Support capital	6,202	15,258

Total	$39,841	$70,003

(5) Calculation – Unlevered Free Cash Flow and Free Cash Flow

MEDIACOM COMMUNICATIONS CORPORATION
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
OIBDA	$104,267	$97,195
Cash taxes	(81)	(70)
Capital expenditures	(39,841)	(70,003)

Unlevered free cash flow	$64,345	$27,122
Interest expense, net	(47,164)	(48,706)

Free cash flow	$17,181	$(21,584)

Note: commencing with the first quarter of 2004, we have revised our definition of unlevered free cash flow to give effect to cash taxes.

(6) Reconciliation Data – Historical

MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of OIBDA to Operating Income
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
OIBDA	$104,267	$97,195
Depreciation and amortization	(52,703)	(78,166)

Operating income	$51,564	$19,029

(6) Reconciliation Data – Historical (continued)

MEDIACOM COMMUNICATIONS CORPORATION
Reconciliation of Unlevered Free Cash Flow and Free Cash Flow
to Net Cash Flows Provided by Operating Activities
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Unlevered free cash flow	$64,345	$27,122
Interest expense, net	(47,164)	(48,706)

Free cash flow	$17,181	$(21,584)
Capital expenditures	39,841	70,003
Other expenses	(872)	(972)
Change in assets and liabilities, net	(13,072)	(19,195)

Net cash flows provided by operating activities	$43,078	$28,252

(7) Summary Operating Statistics

MEDIACOM COMMUNICATIONS CORPORATION

	Actual	Actual	Actual
	March 31,	December 31,	March 31,
	2004	2003	2003
Homes passed	2,766,000	2,755,000	2,725,000

Revenue Generating Units (RGUs):
Basic subscribers	1,533,000	1,543,000	1,584,000
Digital customers	372,000	383,000	374,000
Data customers	302,000	280,000	214,000

Total RGUs	2,207,000	2,206,000	2,172,000
RGU Penetration(a)	79.8%	80.1%	79.7%
Average monthly revenue per RGU(b)	$39.80	$39.11	$37.41

Video
Basic subscribers	1,533,000	1,543,000	1,584,000
Basic penetration	55.4%	56.0%	58.1%
Digital customers	372,000	383,000	374,000
Digital penetration(c)	24.3%	24.8%	23.6%
Average monthly video revenue per basic subscriber(d)	$46.87	$45.90	$43.94

Data
Data customers	302,000	280,000	214,000
Data penetration(e)	10.9%	10.2%	7.9%
Average monthly data revenue per data customer	$41.83	$41.49	$39.97

Average monthly revenue per basic subscriber(f)	$57.10	$55.75	$50.96
Customer Relationships(g)	1,562,000	1,570,000	1,603,000

(a)	Represents RGUs as a percentage of homes passed.
(b)	Represents average monthly revenues for the last three months of the period divided by average RGUs for such period.
(c)	Represents digital subscribers as a percentage of basic subscribers.
(d)	Represents average monthly video revenues for the last three months of the period divided by average basic subscribers for such period.
(e)	Represents data subscribers as a percentage of homes passed.
(f)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.
(g)	The total number of customers that receive at least one level of service, encompassing video and data services, without regard to which service(s) customers purchase.

End of Filing